Exhibit 3.2a

AMENDMENT TO AMENDED AND RESTATED BYLAWS

OF

HCW BIOLOGICS INC.

This Amendment (the “Amendment”) to the Amended and Restated Bylaws of HCW Biologics inc., a Delaware corporation (the “Corporation”), shall be, and hereby is, adopted and effective upon the unanimous written consent of the Board of Directors of the Corporation (the “Board”), approving this Amendment.

WHEREAS, the Corporation and the Board desire to amend the existing Amended and Restated Bylaws of the Corporation, dated July 22, 2021, (the “Bylaws”) to decrease the quorum for meetings of the stockholders from “holders of a majority of the shares outstanding and entitled to vote,” as presently required pursuant to the Bylaws, to “thirty-three and one-third percent (33 1/3%) of the voting power”; and

WHEREAS, Article X of the Bylaws provides that any alteration, amendment, or repeal of the Bylaws, or adoption of new Bylaws, shall require approval of the Board of Directors or the stockholders of the Corporation, as expressly provided in the Certificate of Incorporation; and

WHEREAS, Section 109(a) of the Delaware General Corporation Law permits a certificate of incorporation to confer upon a company’s board of directors the power to adopt, amend, or repeal a company’s bylaws, and the Board has hereby determined that it is authorized to amend the Bylaws without stockholder approval.

NOW, THEREFORE, pursuant to Section 109(a) of the Delaware General Corporation Law and the terms of the Bylaws, the Bylaws shall be amended as follows:

1. Section 1.5 of the Bylaws shall be amended and restated in its entirety to read as follows:

“1.5. Quorum. From and after April 28, 2026, and except as otherwise provided by law or the Certificate of Incorporation, thirty-three and one-third percent (33 1/3%) of the voting power, which includes the voting power that is present in person or by proxy, regardless of whether the proxy has authority to vote on any matter, constitutes a quorum for the transaction of business. The stockholders present at a duly called or held meeting, at which a quorum of the stockholders is present, may continue to transact business until adjournment notwithstanding the withdrawal of enough stockholders to leave less than a quorum. In case a quorum is not present at any meeting, those present shall have the power to adjourn the meeting from time to time, without notice or other announcement at the meeting, until the requisite number of voting shares shall be represented; any business may be transacted at such reconvened meeting which might have been transacted at the meeting which was adjourned.”

2. Except as modified by this Amendment, (a) the Bylaws and all the terms thereof are hereby ratified, confirmed, and approved in all respects and (b) the Bylaws shall, and hereby do, remain unchanged and in full force and effect. Should any provision of the Bylaws conflict with the terms of this Amendment, the terms of this Amendment shall govern, and the Bylaws shall be revised and interpreted accordingly to give full force and effect to the terms of this Amendment. Except as expressly set forth above, no amendment to the Bylaws is affected or contemplated hereby. Any capitalized terms not expressly defined herein shall have the meaning of such terms as set forth in the Bylaws.

The undersigned, being the duly appointed Secretary of the Corporation, does hereby certify that the foregoing Amendment to Amended and Restated Bylaws of the Corporation is a true and correct copy of the Amendment to Amended and Restated Bylaws of HCW Biologics, Inc., as adopted by the Board of Directors of the Corporation by unanimous written consent dated April 15, 2026.

By:	/s/ Nicole Valdivieso
Print:	Nicole Valdivieso
Title:	Secretary